Free Writing Prospectus, dated July 13, 2022

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated July 6, 2022

Registration Statement Nos. 333-265457 and 333-265457-01 and

Registration Statement Nos. 333-266115 and 333-266115-01

PG&E Wildfire Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$3,900,000,000 Senior Secured Recovery Bonds, Series 2022-B

Issuing Entity:	PG&E Wildfire Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Pacific Gas and Electric Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	Citigroup Global Markets Inc. Barclays Capital Inc. Goldman Sachs & Co. LLC

Passive Joint Bookrunners:	BofA Securities, Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC

Co-Managers:	AmeriVet Securities, Inc. Blaylock Van, LLC Loop Capital Markets LLC MFR Securities, Inc. R. Seelaus & Co., LLC

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Closing Date / Settlement Date:	July 20, 2022(2)

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2023

Applicable Time:	4:14 PM (Eastern time) on July 13, 2022

Proceeds:	The total initial price to the public is $3,899,807,860. The total amount of the underwriting discounts and commissions is $15,600,000. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $3,691,323) is $3,884,207,860.

Initial Fixed Recovery Charge as a Percentage of Consumer’s Bill:

The initial fixed recovery charge for the recovery bonds offered hereby is expected to represent approximately 1.4% of the total electric bill, as of March 1, 2022, received by a 500 kWh residential consumer of PG&E. However, as described in the prospectus, the impact of the fixed recovery charges is designed to be neutral, on average, to consumers, in part due to the Customer Credit. The Customer Credit, however, will not be used to pay fixed recovery charges.

The estimated aggregate initial fixed recovery charge for (1) the recovery bonds offered hereby, (2) the 2021 Wildfire Recovery Bonds and (3) the Series 2022-A Bonds is expected to represent approximately 3.5% of the total electric bill, as of March 1, 2022, received by a 500 kWh residential consumer of PG&E.

Servicing Compensation:	The issuing entity will pay the servicer on each payment date the servicing fee with respect to the recovery bonds. As long as PG&E or any affiliated entity acts as servicer, this fee will be $1,950,000 (0.05% of the initial aggregate principal amount of the recovery bonds) per annum, plus out-of-pocket expenses.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the recovery bonds against payment for the recovery bonds on or about July 20, 2022, which will be the fifth business day following the date of pricing of the recovery bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade recovery bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the recovery bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$613,080,000	4.99	06/01/2031	06/01/2033	4.022%	99.99743%	0.40%	$610,611,924
A-2	$600,000,000	12.09	06/01/2037	06/01/2039	4.722%	99.99371%	0.40%	$597,562,260
A-3	$500,040,000	16.96	06/01/2041	06/01/2043	5.081%	99.99505%	0.40%	$498,015,088
A-4	$1,149,960,000	22.42	12/01/2047	12/01/2049	5.212%	99.99859%	0.40%	$1,145,343,946
A-5	$1,036,920,000	27.94	06/01/2052	06/01/2054	5.099%	99.99058%	0.40%	$1,032,674,642

(3)	Interest on the recovery bonds will accrue from July 20, 2022 and must be paid by the purchaser if the recovery bonds are delivered after that date.

	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4	Tranche A-5
CUSIP	693342 AF4	693342 AG2	693342 AH0	693342 AJ6	693342 AK3
ISIN	US693342AF44	US693342AG27	US693342AH00	US693342AJ65	US693342AK39

Subject to the terms and conditions in the underwriting agreement among us, PG&E and the underwriters, for whom Citigroup Global Markets Inc., Barclays Capital Inc. and Goldman Sachs & Co. LLC are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the recovery bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4	Tranche A-5
Citigroup Global Markets Inc.	$183,927,000	$180,000,000	$150,016,000	$344,989,000	$311,078,000
Barclays Capital Inc.	$91,962,000	$90,000,000	$75,006,000	$172,494,000	$155,538,000
Goldman Sachs & Co. LLC	$91,962,000	$90,000,000	$75,006,000	$172,494,000	$155,538,000
BofA Securities, Inc.	$42,916,000	$42,000,000	$35,003,000	$80,497,000	$72,584,000
Credit Suisse Securities (USA) LLC	$42,916,000	$42,000,000	$35,003,000	$80,497,000	$72,584,000
J.P. Morgan Securities LLC	$42,916,000	$42,000,000	$35,003,000	$80,497,000	$72,584,000
Mizuho Securities USA LLC	$42,916,000	$42,000,000	$35,003,000	$80,497,000	$72,584,000
AmeriVet Securities, Inc.	$14,713,000	$14,400,000	$12,000,000	$27,599,000	$24,886,000
Blaylock Van, LLC	$14,713,000	$14,400,000	$12,000,000	$27,599,000	$24,886,000
Loop Capital Markets LLC	$14,713,000	$14,400,000	$12,000,000	$27,599,000	$24,886,000
MFR Securities, Inc.	$14,713,000	$14,400,000	$12,000,000	$27,599,000	$24,886,000
R. Seelaus & Co., LLC	$14,713,000	$14,400,000	$12,000,000	$27,599,000	$24,886,000
Total	$613,080,000	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.24%	0.12%
Tranche A-2	0.24%	0.12%
Tranche A-3	0.24%	0.12%
Tranche A-4	0.24%	0.12%
Tranche A-5	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal	Tranche A-4 Principal	Tranche A-5 Principal
06/01/2023	$36,489,308	$0	$0	$0	$0
12/01/2023	$31,365,611	$0	$0	$0	$0
06/01/2024	$32,036,835	$0	$0	$0	$0
12/01/2024	$32,722,423	$0	$0	$0	$0
06/01/2025	$33,422,684	$0	$0	$0	$0
12/01/2025	$34,137,928	$0	$0	$0	$0
06/01/2026	$34,868,481	$0	$0	$0	$0
12/01/2026	$35,614,666	$0	$0	$0	$0
06/01/2027	$36,376,820	$0	$0	$0	$0
12/01/2027	$37,155,283	$0	$0	$0	$0
06/01/2028	$37,950,407	$0	$0	$0	$0
12/01/2028	$38,762,546	$0	$0	$0	$0
06/01/2029	$39,592,064	$0	$0	$0	$0
12/01/2029	$40,439,334	$0	$0	$0	$0
06/01/2030	$41,304,736	$0	$0	$0	$0
12/01/2030	$42,188,657	$0	$0	$0	$0
06/01/2031	$28,652,217	$14,439,277	$0	$0	$0
12/01/2031	$0	$44,059,137	$0	$0	$0
06/01/2032	$0	$45,140,788	$0	$0	$0
12/01/2032	$0	$46,248,994	$0	$0	$0
06/01/2033	$0	$47,384,407	$0	$0	$0
12/01/2033	$0	$48,547,695	$0	$0	$0
06/01/2034	$0	$49,739,540	$0	$0	$0
12/01/2034	$0	$50,960,646	$0	$0	$0
06/01/2035	$0	$52,211,730	$0	$0	$0
12/01/2035	$0	$53,493,527	$0	$0	$0
06/01/2036	$0	$54,806,794	$0	$0	$0
12/01/2036	$0	$56,152,301	$0	$0	$0
06/01/2037	$0	$36,815,164	$20,715,676	$0	$0
12/01/2037	$0	$0	$58,980,510	$0	$0
06/01/2038	$0	$0	$60,534,646	$0	$0
12/01/2038	$0	$0	$62,129,735	$0	$0
06/01/2039	$0	$0	$63,766,852	$0	$0
12/01/2039	$0	$0	$65,447,110	$0	$0
06/01/2040	$0	$0	$67,171,641	$0	$0
12/01/2040	$0	$0	$68,941,613	$0	$0
06/01/2041	$0	$0	$32,352,217	$38,406,008	$0
12/01/2041	$0	$0	$0	$72,655,350	$0
06/01/2042	$0	$0	$0	$74,631,575	$0
12/01/2042	$0	$0	$0	$76,661,553	$0
06/01/2043	$0	$0	$0	$78,746,748	$0
12/01/2043	$0	$0	$0	$80,888,660	$0
06/01/2044	$0	$0	$0	$83,088,831	$0
12/01/2044	$0	$0	$0	$85,348,847	$0
06/01/2045	$0	$0	$0	$87,670,336	$0
12/01/2045	$0	$0	$0	$90,054,969	$0
06/01/2046	$0	$0	$0	$92,504,464	$0
12/01/2046	$0	$0	$0	$95,020,586	$0
06/01/2047	$0	$0	$0	$97,605,145	$0
12/01/2047	$0	$0	$0	$96,676,928	$3,583,078
06/01/2048	$0	$0	$0	$0	$102,986,182
12/01/2048	$0	$0	$0	$0	$105,761,659
06/01/2049	$0	$0	$0	$0	$108,611,937
12/01/2049	$0	$0	$0	$0	$111,539,028
06/01/2050	$0	$0	$0	$0	$114,545,004
12/01/2050	$0	$0	$0	$0	$117,631,993
06/01/2051	$0	$0	$0	$0	$120,802,175
12/01/2051	$0	$0	$0	$0	$124,057,793
06/01/2052	$0	$0	$0	$0	$127,401,151
Total Payments(2)	$613,080,000	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000

(2)	Totals may not add up due to rounding.

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance	Tranche A-4 Balance	Tranche A-5 Balance
Closing Date	$613,080,000	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2023	$576,590,692	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2023	$545,225,081	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2024	$513,188,246	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2024	$480,465,823	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2025	$447,043,139	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2025	$412,905,211	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2026	$378,036,730	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2026	$342,422,064	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2027	$306,045,244	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2027	$268,889,961	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2028	$230,939,554	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2028	$192,177,008	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2029	$152,584,944	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2029	$112,145,610	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2030	$70,840,874	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2030	$28,652,217	$600,000,000	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2031	$0	$585,560,723	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2031	$0	$541,501,586	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2032	$0	$496,360,798	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2032	$0	$450,111,804	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2033	$0	$402,727,397	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2033	$0	$354,179,702	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2034	$0	$304,440,162	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2034	$0	$253,479,516	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2035	$0	$201,267,786	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2035	$0	$147,774,259	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2036	$0	$92,967,465	$500,040,000	$1,149,960,000	$1,036,920,000
12/01/2036	$0	$36,815,164	$500,040,000	$1,149,960,000	$1,036,920,000
06/01/2037	$0	$0	$479,324,324	$1,149,960,000	$1,036,920,000
12/01/2037	$0	$0	$420,343,814	$1,149,960,000	$1,036,920,000
06/01/2038	$0	$0	$359,809,168	$1,149,960,000	$1,036,920,000
12/01/2038	$0	$0	$297,679,433	$1,149,960,000	$1,036,920,000
06/01/2039	$0	$0	$233,912,581	$1,149,960,000	$1,036,920,000
12/01/2039	$0	$0	$168,465,471	$1,149,960,000	$1,036,920,000
06/01/2040	$0	$0	$101,293,830	$1,149,960,000	$1,036,920,000
12/01/2040	$0	$0	$32,352,217	$1,149,960,000	$1,036,920,000
06/01/2041	$0	$0	$0	$1,111,553,992	$1,036,920,000
12/01/2041	$0	$0	$0	$1,038,898,642	$1,036,920,000
06/01/2042	$0	$0	$0	$964,267,067	$1,036,920,000
12/01/2042	$0	$0	$0	$887,605,514	$1,036,920,000
06/01/2043	$0	$0	$0	$808,858,766	$1,036,920,000
12/01/2043	$0	$0	$0	$727,970,106	$1,036,920,000
06/01/2044	$0	$0	$0	$644,881,275	$1,036,920,000
12/01/2044	$0	$0	$0	$559,532,428	$1,036,920,000
06/01/2045	$0	$0	$0	$471,862,092	$1,036,920,000
12/01/2045	$0	$0	$0	$381,807,123	$1,036,920,000
06/01/2046	$0	$0	$0	$289,302,659	$1,036,920,000
12/01/2046	$0	$0	$0	$194,282,073	$1,036,920,000
06/01/2047	$0	$0	$0	$96,676,928	$1,036,920,000
12/01/2047	$0	$0	$0	$0	$1,033,336,922
06/01/2048	$0	$0	$0	$0	$930,350,740
12/01/2048	$0	$0	$0	$0	$824,589,081
06/01/2049	$0	$0	$0	$0	$715,977,144
12/01/2049	$0	$0	$0	$0	$604,438,116
06/01/2050	$0	$0	$0	$0	$489,893,112
12/01/2050	$0	$0	$0	$0	$372,261,119
06/01/2051	$0	$0	$0	$0	$251,458,944
12/01/2051	$0	$0	$0	$0	$127,401,151
06/01/2052	$0	$0	$0	$0	$0

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.79 Standard Deviations from Mean)		-15% (5.82 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	4.99	4.99	0	4.99	0
A-2	12.09	12.09	0	12.09	0
A-3	16.96	16.96	0	16.96	0
A-4	22.42	22.42	0	22.42	0
A-5	27.94	27.94	0	27.95	4

*	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the recovery bonds and is equal to an overestimate of electricity consumption of 5% (1.79 standard deviations from mean) or 15% (5.82 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the fixed recovery charges annually, (iii) consumer write-off rates are held constant at 0.42% and 0.08% for residential and non-residential, (iv) PG&E remits all fixed recovery charges on average 47 days and 34 days after such charges are billed to residential and non-residential consumers, respectively, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the recovery bonds, (vii) a permanent loss of all consumers has not occurred, and (viii) the issuance date of the recovery bonds is July 20, 2022. There can be no assurance that the weighted average lives of the recovery bonds will be as shown.

Pacific Gas and Electric Company and the Issuing Entity have filed registration statements (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Pacific Gas and Electric Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Pacific Gas and Electric Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. toll free at 1-888-603-5847 and Goldman Sachs & Co. LLC toll-free at 1-866-471-2526